Exhibit 10

EMPLOYMENT AGREEMENT

          This Employment and Confidentiality Agreement (hereinafter “Agreement”) is entered into between Innovex, Inc. and Name (“Employee”) effective as of Date.

          WHEREAS, Innovex is a technology company engaged in continuing research and development; and

          WHEREAS, the Employee has been hired by Innovex as Position, to perform such duties as may from time to time be directed by Innovex; and

          WHEREAS, Innovex and the Employee deem it essential to formalize the conditions of Employee’s employment by written agreement; and

          WHEREAS, the Employee has entered into this Agreement in consideration of Innovex’s continuing employment and the benefits associated with that employment;

          NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties hereto as follows:

1.	Employment Duties and Obligations. Innovex hereby employs the Employee and the Employee accepts such employment on the following terms and conditions:

1.1.	Duties. Except as otherwise herein provided at Section 1.3, the Employee shall devote his full business time and best efforts to the operations of Innovex, including normal duties as Position. Employee agrees to faithfully and diligently exert his best efforts to perform the duties and responsibilities of employment, promote the interest and welfare of Innovex and its business, be familiar with Innovex’s policies that relate to his duties and to abide by these policies, and do nothing which may cause loss or damage to Innovex, its business or its business reputation and goodwill. During the period of employment, Employee agrees not to solely, or jointly with others, undertake or join any planning for or organization of any business activity competitive with the business activities of Innovex. Employee further agrees to comply with all reasonable rules, regulations, orders and directives of Innovex, its management and/or its Board of Directors (“Innovex Management”).

1.2.	Supervision. Employee shall at all times discharge his duties in consultation with, and under the supervision of, Innovex Management.

1.3.	Outside Activities. This Agreement shall not preclude the Employee from participating in the affairs of any other business organization, or any governmental, educational or other charitable institution, provided that the Board is notified in advance of such participation and has determined that such activities do not unreasonably interfere with Innovex’s business or diminish the Employee’s obligations under this Agreement. Such determination by the Board shall not be unreasonably withheld.

2.	Compensation and Benefits. In return for the Employee’s services to Innovex, the Employee shall receive compensation and benefits which shall include the following:

2.1.	Salary. The Employee shall receive an initial salary of no less than $Annual $ amount per year. Employee’s salary shall be paid no less frequently than twice per month in approximately equal installments. Salary reviews shall occur at least once per year, beginning September, 20 , and Innovex Management shall grant Employee such salary adjustments based upon the Employee’s performance as Innovex Management in its sole discretion deems appropriate.

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2.2.	Incentive Stock Options. As partial consideration for this Agreement, Employee has been granted # of options stock options. In addition, Innovex may grant Employee stock options based upon performance and in addition to any cash bonus. These stock option bonuses shall be at the sole discretion of the Board of Directors. Stock option bonuses are generally granted at the end of Innovex’s fiscal year (September), and the exercise price for stock option bonuses is the fair market value of the stock on the date these options are granted, as determined by the mean of the high and low NASDAQ bid price for Innovex stock on the applicable date.

2.3.	Stock Option Plans. All options granted pursuant to paragraph 2.2 herein shall be granted pursuant to and subject to the conditions of the applicable Stock Option Plan(s) adopted by the Board of Directors and approved by the shareholders, subject further to any amendments thereto. The terms and conditions relating to the Option Stock shall be governed by the Incentive Stock Option Agreement entered into by and between the Employee and Innovex effective as of the date of this Agreement.

2.4.	Other Options and Bonuses. All other options or bonuses, whether in cash or stock, shall be granted at the sole discretion of Innovex Management, and the Employee shall not earn or accrue any right or additional compensation by reason of his employment.

2.5.	Other Employee Benefits. The Employee shall receive such employee benefits as are offered by Innovex to other employees. Innovex will also provide the Employee with additional benefits, including but not limited to, dependent medical and dental coverage, life insurance plans, and participation in Innovex’s 401(k) plan. Innovex may terminate any or all such plans at any time and with respect to all employees and/or may choose not to adopt any additional plans. Employee’s rights under any benefit plans now in force or later adopted by Innovex shall be governed solely by their terms.

2.6.	Reimbursable Business Expenses. In addition to salary and other benefits, subject to compliance with Innovex policy, Innovex will advance or reimburse Employee for any ordinary, necessary, and reasonable expenses incurred by Employee in the interest of Innovex. Innovex shall reimburse the Employee upon submission to Innovex of any records and documentation required by Innovex to substantiate said expenses.

2.7.	Holidays. Employee shall be entitled to holidays which are normally granted to other employees.

2.8.	Death. In the event that Employee dies during the term of this Agreement, Innovex shall be required to pay the Employee’s estate the biweekly installment otherwise due and payable at the end of that biweekly period in which the Employee shall have died, and thereafter no further compensation shall be payable by Innovex to Employee hereunder, except for normal and customary life insurance benefits and vested pension benefits, if any.

3.	Termination. Employee understands and agrees that he is an employee at will, and as such, his employment can be terminated by Innovex at any time, with or without reason or cause. However, should Employee’s employment be terminated by Innovex involuntarily for any of the following reasons, Employee will be entitled to a lump sum payment equal to # of months ( ) months of his base salary at the time of termination. The circumstances that shall require such termination pay to Employee are as follows:

(a)	involuntary termination for other than cause, to include, without limitation, termination due to corporate restructuring;

(b)	the termination of Innovex’s operations as a result of bankruptcy or insolvency; or

(c)	Employee’s “Total Disability.”

3.1.	Termination for Cause. For purposes of this Agreement, a “Termination for Cause” shall occur if:

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3.1.1.	The Employee is indicted or any information is brought against him alleging the commission of a felony or any misdemeanor arising out of a theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Securities Exchange Act of 1934, as amended; or

3.1.2.	The Employee breaches any of his obligations under this Agreement; or

3.1.3.	Gross mismanagement.

In the case of termination pursuant to paragraphs 3.1.2 or 3.1.3 herein, Employee shall be given written notice of the facts believed to constitute grounds for termination and a 30-day period in which to cure those grounds to the satisfaction of Innovex Management, in its sole discretion.

3.2.	Total Disability. For purposes of this Agreement, the Employee’s “Total Disability” shall occur if Employee becomes unable to substantially perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which is expected to last for a continuous period of 12 months or more or is likely to result in death. The existence of a “Total Disability,” if one exists, must be attested to by a duly licensed physician with an acknowledged specialty, or board certification, if applicable, in the type of disability alleged to exist.

3.3.	Change in Control. As used in this Agreement, a “Change in Control” shall mean a Change in Control which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not Innovex is then subject to such reporting requirements and which dos not arise from a transaction or a series of transactions authorized , recommended or approved by formal action taken by the Board, including, without limitation, if:

3.3.1.	Any “person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), other than Innovex’s officers and directors as a group, directly or indirectly, of securities of Innovex representing a 20% or more of the combined voting power of Innovex’s then outstanding securities; or

3.3.2.	There ceases to be a majority of the Board comprised of individuals described below.

For purposes of this Subsection 3.3 only, the “Board” shall mean: (a) individuals who on the date hereof constituted the Board of Innovex; and (b) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

3.4	Continued Employment After Change in Control. Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of Innovex occurring after the date hereof, Employee will remain in the employ of Innovex for a period of ninety (90) days from the occurrence of such Change in Control. This continued employment shall not affect the Employee’s right to termination pay as provided for in Section 3 of this Agreement.

3.5	Termination by Employee. Employee may terminate his employment pursuant to this Agreement at any time by giving Innovex #of days ( ) days’ written notice and further agrees that during the notice period he will provide all reasonable aid and assistance in hiring, training, and introducing his replacement as may be requested by Innovex and will undertake such other responsibilities as Innovex may direct. Innovex may shorten or waive entirely the notice period at Innovex’s sole discretion.

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4.	Indemnification. Employee shall be indemnified from loss and expenses arising out of his conduct as an employee of Innovex to the fullest extent permitted by the laws of the State of Minnesota.

5.	Confidentiality. During the term of employment with Innovex, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Innovex and which are used in the operation of Innovex’s business. “Trade secrets and other proprietary and confidential information” shall be understood to mean any information or knowledge possessed by Innovex which is not generally known to or readily ascertainable by outside parties who can obtain economic value from its use or disclosure. This shall include, without limitation, inventions, discoveries, ideas, know-how, research and development information, designs, specifications, formulas, patterns, compilations, computer programs, devices, methods, techniques, processes, data, improvements, ideas, algorithms, computer processing systems, drawings, proposals, job notes, reports, records, specifications, information concerning any matters relating to the business of Innovex and any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Innovex and Innovex’s good will.

5.1.	Nondisclosure. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other proprietary and confidential information either during the term of his employment or at any time thereafter, except as required in the course of employment with Innovex.

5.2.	Information Disclosed Remains Property of Innovex. All ideas, concepts, information, and written material disclosed to Employee by Innovex, or acquired from a customer or prospective customer of Innovex, are and shall remain the sole and exclusive property and proprietary information of Innovex or such customers, and are disclosed in confidence by Innovex or permitted to be acquired from such customers in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Innovex’s business.

5.3.	Return of Material. Employee agrees that, upon request of Innovex or upon termination of employment, Employee shall turn over to Innovex originals and any copies of all documents, files, disks or other computer media, or other material in his possession or under his control that (a) may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information as set forth in paragraphs 5, 5.1, and 5.2 above, or (b) are connected with or derived from Employee’s services to Innovex.

6.	Inventions and Creations. Any and all inventions, discoveries, improvements, or creations (collectively, “Inventions”) made or conceived by Employee during the period of his employment by Innovex shall be the property of Innovex. Employee hereby assigns to Innovex all of his rights to any such Inventions and agrees to promptly disclose any such Inventions in writing to Innovex. Employee further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to apply for patent, copyright or trademark protection in all countries.

6.1.	Exceptions. Paragraph 6 of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Innovex was used and which was developed entirely on Employee’s own time and (a) which does not relate (i) directly to the business of Innovex or (ii) to Innovex’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Innovex. Attachment 1 hereto constitutes a complete list of the inventions made by Employee prior to employment by Innovex as to which he has at least partial ownership. Innovex shall have no claim of right or title to the inventions listed on Attachment 1.

6.2.	Definition of Inventions. For purposes of this Agreement, the term “Inventions” shall mean discoveries, improvements, and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, which (a) relate directly to the business of Innovex; (b) relate to Innovex’s actual or demonstrably anticipated research or development; or (c) result from any work performed by Employee for Innovex, or for which equipment, supplies, facilities or trade secret information of Innovex is used, or which is developed on Innovex time.

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6.3.	Non-Covered Inventions. Should the Employee make a discovery, improvement or Invention that is not covered by the provisions of this Agreement (a “Non-Covered Invention”), the Employee may, at his sole option, disclose the Non-Covered Invention to Innovex and Innovex shall then have a right of first refusal to enter into a license agreement with Employee to acquire rights thereunder. If negotiations extend for more than six (6) months from the date of disclosure to Innovex, Employee shall be free to submit the Non-Covered Invention to others without obligation to Innovex and with respect to such Non-Covered Invention.

7.	Covenant Not to Compete. Employee agrees that he will not, during the course of employment, or for a period of # of months ( ) months commencing upon expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, develop, or assist others to be developed, any product functionally similar to the product(s) developed or under development by Innovex. Employee further agrees that he will not, during the course of employment or for a period of eighteen (18) months commencing upon the expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the world, perform services for any competing business in the same field of commercial activities or engage or assist (a) in the organization of any competing business or (b) in any preparations for the manufacture, assembly, production, or design of any product which competes with products of Innovex.

7.1.	Employee’s Acknowledgments and Agreements. Employee acknowledges and agrees that the products developed by Innovex are or are intended to be marketed and licensed to customers throughout the world. Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are part of said covenant.

7.2.	Inducing Employees to Leave Innovex; Employment of Employees. Any attempt on the part of Employee to induce others to leave Innovex’s employ, or any effort by employee to interfere with Innovex’s relationship with its other employees would be harmful and damaging to Innovex. Employee agrees that during the term of employment and for a period of two years thereafter, Employee will not in any way, directly or indirectly (a) induce or attempt to induce any employee of Innovex to quit employment with Innovex; (b) otherwise interfere with or disrupt Innovex’s relationship with its employees; (c) solicit, entice, or hire away any Employee of Innovex; or (d) hire or engage any employee of Innovex or any former employee of Innovex whose employment with Innovex ceased less than one year before the date of such hiring or engagement.

7.3.	Nonsolicitation of Business. For a period of two years from the date of termination of employment, Employee will not divert or attempt to divert from Innovex any business Innovex had enjoyed or solicited from its customers during the year prior to termination of his employment.

8.	Miscellaneous Provisions.

8.1.	Remedies – Injunction. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Innovex, in addition to and not in limitation of any other rights, remedies or damages available to Innovex at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

8.2.	Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

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8.3.	Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Minnesota. All legal actions arising under this Agreement shall be instituted in, and both Innovex and Employee consent to the jurisdiction of, the court of Hennepin County, Minnesota.

8.4.	“Innovex” Defined. “Innovex” shall mean Innovex, Inc., Innovex Precision Components, Inc., Innovex Southwest, Inc., and any of their existing or future affiliates, including parent companies, subsidiaries, divisions, joint ventures, and partnerships.

8.5.	Amendment or Termination. This Agreement replaces and supersedes all prior agreements between Innovex and Employee relating to the same subject matter. This Agreement may not be terminated, amended, or modified in any way, except in writing signed by both Innovex and Employee.

8.6.	Survival. The obligations of the parties under this Agreement do not depend on conditions outside this Agreement and shall survive Employee’s termination of employment with Innovex, regardless of the reason for termination.

8.7.	Agreement Read, Understood, and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Innovex.

AGREED:

Dated:	_______________________	___________________________________ Employee Name

INNOVEX, INC.

Dated:	_______________________	___________________________________ By: William P. Murnane Its: President and CEO

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